Advanced Series Trust
For the period ended 6/30/07
File number 811-5186

                                 SUB-ITEM 77D
                Policies with Respect to Security Investment

                           THE PRUDENTIAL SERIES FUND
                          SP Large Cap Value Portfolio

                            AMERICAN SKANDIA TRUST
                         AST Large-Cap Value Portfolio

                     Supplement dated February 20, 2007
             To Prospectuses and Statements of Additional Information
                             dated May 1, 2006


David Green has replaced Joseph Huber as a portfolio manager for the portion of the SP Large Cap Value Portfolio and the AST Large-Cap Value Portfolio subadvised by Hotchkis and Wiley. All references and information pertaining to Mr. Huber appearing in the prospectus and Statement of Additional Information are hereby deleted.

To further reflect this change, information pertaining to Mr. Green is hereby added as noted below:

The section of each Prospectus entitled "How the Fund is Managed - Portfolio Managers" is amended by adding the following discussion pertaining to Mr. Green to the existing discussions pertaining to the SP Large Cap Value Portfolio and the AST Large-Cap Value Portfolio, as applicable:

Mr. Green participates in the investment decision process during the group meetings in which the team decides the stock/weight selection for the target portfolio. He is jointly responsible for the day-to-day management of the Portfolio's cash flows, which includes directing the Portfolio's purchases and sales to ensure that the Portfolio's holdings remain reflective of the "target portfolio." Mr. Green, currently Principal and Portfolio Manager of Hotchkis and Wiley, joined Hotchkis and Wiley in 1996 as Portfolio Manager and Analyst.

The section of Part I of each Statement of Additional Information entitled "Management & Advisory Arrangements - Additional Information About the Portfolio Managers - Other Accounts and Fund Ownership" is amended by adding to the tables for each of SP Large Cap Value Portfolio and AST Large-Cap Value Portfolio the following information pertaining to Mr. Green. Information pertaining to Mr. Green is furnished as of December 31, 2006. :


Portfolio Managers
David Green

Registered Investment Companies
16 / $15,300 million;
1 / $2,600 million

Other Pooled Investment Vehicles
8 / 1,000 million
Other Accounts 164 / $19,000 million;
7 / $1,300 million

Ownership of Fund Securities
None